Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Larry Baumann, Director, Corporate Communications
Phone:	312-819-7248
Email:	larry.baumann@hill-rom.com

HILL-ROM REPORTS FISCAL SECOND QUARTER ADJUSTED EARNINGS PER SHARE IN LINE WITH EXPECTATIONS; PROVIDES THIRD QUARTER AND UPDATED FULL-YEAR FINANCIAL OUTLOOK

•	Second quarter revenue of $426 million grew 3 percent versus prior year
•	Adjusted diluted earnings per share for the second quarter decreased 17 percent to $0.49 compared to $0.59 in the prior year
•	Reported diluted earnings per share for the second quarter decreased 8 percent to $0.37 compared to $0.40 in the prior year
•	Year to date adjusted EBITDA of $150 million compares to $157 million in the prior year
•
Financial guidance:  Full year reported revenue is now expected to increase 5 to 6 percent with adjusted earnings per share to be $2.03 to $2.09; Full year adjusted EBITDA is now expected to be $315 to $320 million

BATESVILLE, Ind., April 24, 2013 /PRNewswire/ -- Hill-Rom Holdings, Inc. (NYSE: HRC) announced financial results for its fiscal second quarter ended March 31, 2013 and provided its third quarter and updated full year outlook.  Adjusted earnings per diluted share of $0.49 were in line with the Company’s guidance, but down 17 percent from $0.59 in the prior year as declines in the organic business and imposition of the medical device tax were partially offset by acquisition earnings.  Reported earnings per diluted share decreased to $0.37 from $0.40 in the prior year.   Adjustments to reported earnings and EBITDA are detailed in the reconciliation schedules provided.

Hill-Rom’s quarterly revenue was $426 million, on both a reported and constant currency basis, a 3 percent increase compared to last year in each case.  Excluding the impact of acquisitions, revenue declined approximately 6 percent.  Domestic revenue was $274 million, up 5 percent, while revenue outside the United States decreased 1 percent to $152 million.

Management Comments

"Although revenue was down slightly from our expectations in the face of continued market uncertainty, we are pleased that we were able to deliver adjusted earnings in line with our guidance through disciplined management of our cost structure," stated John Greisch, President and CEO.  "As demonstrated by our recent actions, we are committed to taking the necessary steps to improve margins for the long term and maintain our strong, consistent cash flow."

Financial and Operational Highlights

-- Second quarter revenue highlights include:

-- North America.  North America revenue declined 6 percent to $240 million.  Capital sales decreased 7 percent due primarily to a 9 percent decline in U.S. Patient Support Systems revenue.  Rental revenue declined 5 percent due primarily to our exit from certain home care categories.

-- International.  International segment revenue, on both a reported and constant currency basis, decreased 1 percent to $125 million due to declines in capital sales in Eastern Europe, the Middle East and Latin America.  This was partially offset by the inclusion of Völker for the full quarter in 2013.

-- Surgical/Respiratory Care.  Surgical/Respiratory Care revenue increased 81 percent to $61 million, due to the addition of the Aspen business.  Excluding Aspen, segment revenue decreased 4 percent on lower respiratory care revenues.

--	Year to date operating cash flow was $113 million, compared to $124 million in the prior year, down primarily on lower net income.

--	Year to date adjusted EBITDA was $150 million, compared to $157 million in the prior year.

--	Year to date share repurchases amounted to approximately $44 million.

--
During the quarter, the Company implemented a restructuring action in order to reduce fixed costs and streamline operations. The action included the elimination of approximately 100 positions, consolidation of select operations and a product discontinuation.  The Company anticipates incurring pre-tax charges in connection with the restructuring totaling approximately $5 to $7 million during 2013, of which $3 million, or $0.03 per diluted share, was recorded in the second quarter.  The restructuring action is anticipated to yield annualized savings of approximately $8 million after full implementation.

Please see the attached schedules for additional information, including condensed financial information, summary balance sheet, cash flow statement and reconciliations of GAAP to adjusted financial measures.

For a more complete review of Hill-Rom’s results, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 to be filed later this week.

Financial Guidance Summary

For fiscal 2013, Hill-Rom now expects reported revenue growth of 5 to 6 percent compared to prior guidance of 7 to 8 percent.  This reflects:
•	organic constant currency revenue decline of 3 to 4 percent;
•	no material currency impact at current rates; and
•	incremental revenue from fiscal 2012 acquisitions of approximately $145 million.

For the full year, adjusted earnings per diluted share are now expected to be $2.03 to $2.09 compared to prior guidance of $2.01 to $2.11.

Cash flow from operations for the full year is unchanged and is expected to be $270 to $280 million.  Adjusted EBITDA is now expected to be $315 to $320 million compared to prior guidance of $315 to $325 million.

For the third quarter of fiscal 2013, Hill-Rom expects reported revenue growth of 5 to 6 percent.  This reflects:
•	organic constant currency revenue decline of approximately 3 percent;
•	no material currency impact at current rates; and
•	incremental revenue from fiscal 2012 acquisitions of approximately $35 million.

Adjusted earnings per diluted share are expected to be $0.49 to $0.51 for the quarter.

Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning.  Information to access the webcast is provided below.

Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  In addition, we are providing adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) for the same reason.  These measures exclude strategic developments, special charges or other unusual events.  Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.  Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Conference Call Webcast and Dial-in Information

As previously announced, the Company will host a conference call and webcast tomorrow morning on Thursday, April 25, 2013, at 8:00 a.m. ET.

Webcast: To join the live webcast with audio, go to http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=127320. The webcast slide deck will be posted to the Hill-Rom website prior to the webcast.

Conference Call Audio Only Dial-in information: To join the live conference call, dial 877-304-8969 domestic callers / 631-291-4543 international callers.  The following Confirmation Code is required for both: 27136022. Callers will need to provide their name, company affiliation and telephone number to the conference operator.  A recording of the webcast/call audio will be available for telephone replay through May 1, 2013, domestically at 855-859-2056 and internationally at 404-537-3406. For the replay, callers will need to use confirmation code 27136022. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, surgical products and information technology solutions.  Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom…enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.
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Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions except per share data)

	Quarter Ended March 31		Year To Date Ended March 31

	2013	2012	2013	2012
Net revenues
Capital sales	$318.3	$300.6	$642.7	$567.5
Rental revenues	107.4	114.5	211.4	228.7
Total revenues	425.7	415.1	854.1	796.2
Cost of revenues
Cost of goods sold	181.7	169.3	370.6	317.0
Rental expenses	47.9	50.0	96.0	98.3
Total cost of revenues	229.6	219.3	466.6	415.3
Gross profit
Capital	136.6	131.3	272.1	250.5
Rental	59.5	64.5	115.4	130.4
Total gross profit	196.1	195.8	387.5	380.9
As a percentage of sales	46.1%	47.2%	45.4%	47.8%

Research and development expenses	18.3	16.8	35.5	32.1
Selling and administrative expenses	141.4	125.6	278.5	245.8
Impairment of other intangibles	-	8.0	-	8.0
Special charges	2.9	8.0	2.9	8.0

Operating profit	33.5	37.4	70.6	87.0

Other income/(expense), net	(3.5)	(0.6)	(5.3)	(1.8)

Income tax expense	7.7	11.5	19.0	27.0

Net income	$22.3	$25.3	$46.3	$58.2

Diluted earnings per share	$0.37	$0.40	$0.76	$0.93

Average common shares outstanding - diluted (thousands)	60,612	62,546	60,818	62,385

Dividends per common share	$0.1250	$0.1250	$0.2500	$0.2375

Non-GAAP Financial Disclosures and Reconciliations

While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hill-Rom Holdings, Inc. and Subsidiaries
Revenues - Constant Currency
(Dollars in millions)

	Quarter Ended March 31
	2013	Foreign Exchange	2013	2012	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$318.3	$-	$318.3	$300.6	5.9%
Rental revenues	107.4	-	107.4	114.5	-6.2%
Total	$425.7	$-	$425.7	$415.1	2.6%

North America	$239.7	$(0.3)	$240.0	$255.3	-6.0%
Surgical and Respiratory Care	61.2	-	61.2	33.9	80.5%
International	124.8	0.3	124.5	125.9	-1.1%
Total	$425.7	$-	$425.7	$415.1	2.6%

	Year To Date Ended March 31
	2013	Foreign Exchange	2013	2012	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$642.7	$(1.7)	$644.4	$567.5	13.6%
Rental revenues	211.4	(0.2)	211.6	228.7	-7.5%
Total	$854.1	$(1.9)	$856.0	$796.2	7.5%

North America	$474.4	$-	$474.4	$507.7	-6.6%
Surgical and Respiratory Care	120.2	0.1	120.1	65.9	82.2%
International	259.5	(2.0)	261.5	222.6	17.5%
Total	$854.1	$(1.9)	$856.0	$796.2	7.5%

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarter Ended March 31, 2013			Quarter Ended March 31, 2012
	Income Before Income Taxes	Income Tax Expense	Diluted EPS*	Income Before Income Taxes	Income Tax Expense	Diluted EPS

GAAP Earnings	$30.0	$7.7	$0.37	$36.8	$11.5	$0.40
Adjustments:
Acquisition and integration costs	2.2	0.7	0.02	1.9	0.3	0.03
Field corrective actions	5.2	1.9	0.05	-	-	-
FDA remediation expenses	1.9	0.7	0.02	-	-	-
Litigation	(0.5)	0.1	(0.01)	-	-	-
Special charges	2.9	1.0	0.03	8.0	3.0	0.08
Impairment of other intangibles	-	-	-	8.0	2.1	0.09
Vendor product recall	-	-	-	(1.0)	(0.4)	(0.01)

Adjusted Earnings	$41.7	$12.1	$0.49	$53.7	$16.5	$0.59

	Year To Date Ended March 31, 2013			Year To Date Ended March 31, 2012
	Income Before Income Taxes	Income Tax Expense	Diluted EPS*	Income Before Income Taxes	Income Tax Expense	Diluted EPS*

GAAP Earnings	$65.3	$19.0	$0.76	$85.2	$27.0	$0.93
Adjustments:
Acquisition and integration costs	5.7	1.9	0.06	3.6	0.8	0.04
Field corrective actions	7.7	2.8	0.08	-	-	-
FDA remediation expenses	1.9	0.7	0.02	-	-	-
Litigation	0.5	0.5	-	-	-	-
Special charges	2.9	1.0	0.03	8.0	3.0	0.08
Impairment of other intangibles	-	-	-	8.0	2.1	0.09
Vendor product recall	-	-	-	(3.1)	(1.2)	(0.03)

Adjusted Earnings	$84.0	$25.9	$0.96	$101.7	$31.7	$1.12

* May not add due to rounding.

	Reconciliation: Adjusted EBITDA
	(Dollars in millions)

	Quarter Ended March 31		Year To Date Ended March 31
	2013	2012	2013	2012

Adjusted income before income taxes	$41.7	$53.7	$84.0	$101.7
Add back:
Other expense	3.5	0.6	5.3	1.8
Depreciation and amortization	29.1	27.1	60.2	53.7
Adjusted EBITDA	$74.3	$81.4	$149.5	$157.2

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	March 31, 2013	September 30, 2012
Assets
Current Assets
Cash and cash equivalents	$87.3	$84.3
Trade accounts receivable, net of allowances	359.3	392.6
Inventories, net	130.5	126.9
Other current assets	82.9	78.0
Total current assets	660.0	681.8

Property, plant and equipment, net	241.2	250.1
Goodwill	338.6	335.2
Other assets	332.0	360.5
Total Assets	$1,571.8	$1,627.6

Liabilities
Current Liabilities
Trade accounts payable	$74.2	$80.7
Short-term borrowings	95.1	115.2
Other current liabilities	180.2	182.2
Total current liabilities	349.5	378.1

Long-term debt	232.1	237.5
Other long-term liabilities	179.9	199.4
Total Liabilities	761.5	815.0
Shareholders' Equity	810.3	812.6
Total Liabilities and Shareholders' Equity	$1,571.8	$1,627.6

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Year To Date Ended March 31

	2013	2012
Operating Activities
Net income	$46.3	$58.2
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	36.9	36.9
Amortization	23.3	16.8
Provision for deferred income taxes	(9.4)	(4.0)
Loss on disposal of property, equipment leased to others,
intangible assets and impairments	0.3	7.8
Stock compensation	7.6	6.4
Excess tax benefits from employee stock plans	(0.3)	(0.9)
Change in working capital excluding cash, current investments, current debt and acquisitions and dispositions:
Trade accounts receivable	33.3	34.6
Inventories	(3.8)	(0.4)
Other current assets	(7.8)	(0.2)
Trade accounts payable	(6.5)	(5.1)
Accrued expenses and other liabilities	(3.1)	(23.9)
Other, net	(4.1)	(2.6)
Net cash provided by operating activities	112.7	123.6

Investing Activities
Capital expenditures and purchase of intangibles	(34.4)	(39.3)
Proceeds on sale of property and equipment leased to others	4.8	6.4
Payment for acquisition of businesses, net of cash acquired	(0.2)	(77.0)
Proceeds on investment sales and maturities	-	0.9
Net cash used in investing activities	(29.8)	(109.0)

Financing Activities
Net change in short-term debt	-	(7.6)
Net change in revolver	(20.0)	-
Payment of long-term debt	(5.3)	(47.4)
Purchase of noncontrolling interest	(1.0)	(1.0)
Payment of cash dividends	(15.0)	(14.7)
Proceeds on exercise of options	5.0	3.8
Proceeds from stock issuance	1.3	1.6
Excess tax benefits from employee stock plans	0.3	0.9
Treasury stock acquired	(44.0)	(1.8)
Net cash used in financing activities	(78.7)	(66.2)

Effect of exchange rate changes on cash	(1.2)	1.7

Net Cash Flows	3.0	(49.9)

Cash and Cash Equivalents:
At beginning of period	84.3	224.6
At end of period	$87.3	$174.7